Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION (EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 11.7% INCREASE IN

NET INCOME FOR THE FIRST QUARTER OF 2014

Milwaukee, Wisconsin

April 16, 2014

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.8 million or $0.06 per diluted share in the first quarter of 2014, which was an 11.7% improvement over net income of $2.5 million or $0.05 per diluted share in the same quarter in 2013. This improvement was due primarily to higher net interest income and lower compensation-related expenses, provision for loan losses, net losses and expenses on foreclosed real estate, and federal insurance premiums. These developments were partially offset by lower net mortgage banking revenue, lower income from bank-owned life insurance (“BOLI”), and a non-recurring charge in the first quarter of 2014 related to state income taxes.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, noted, “Our net interest margin improved for the seventh straight quarter due to continued improvements in our earning asset and funding mixes. Also impressive was a nearly 12% decline in our total non-interest expense to a level that we believe we can sustain through the remaining quarters of 2014.” Baumgarten continued, “Our performance in the first quarter was also impacted by continued improvements in asset quality, which reduced the amount of loss provisions we recognized.” Baumgarten concluded, “Assuming that recent trends continue, as well as our assessment of economic conditions in our local markets, we are reasonably confident that the loss provision during the remainder of the year will continue to be lower than it was in 2013, although we cannot provide assurances.”

Bank Mutual’s net interest income increased by $962,000 or 5.9% during the three months ended March 31, 2014, compared to the same period in 2013. This increase was primarily attributable to a 30 basis point improvement in Bank Mutual’s net interest margin, which increased from 2.97% in the first quarter 2013 to 3.27% in the first quarter of 2014. This increase was primarily caused by an improved earning asset mix and an improved funding mix between the periods. Specifically, Bank Mutual’s average loans receivable increased by $60.0 million or 4.2% in the first quarter of 2014 compared to the same period in 2013 and its average mortgage-related securities, investment securities, and overnight investments declined by $140.6 million or 18.9% in the aggregate between these same periods. Loans receivable generally have a higher yield than securities and overnight investments.

1

With respect to Bank Mutual’s funding mix, its average checking and savings deposits increased by $34.1 million or 3.7% in the aggregate in the first quarter of 2014 compared to the same period in 2013 and its average certificates of deposit declined by $177.9 million or 22.4% between these periods. Checking and savings deposits generally have a lower interest cost (or no cost) than certificates of deposits. Also contributing to the improvement in funding mix in the first quarter of 2014 was $34.3 million in average overnight borrowings from the FHLB of Chicago compared to no such borrowings in the same quarter of 2013. These borrowings, which were drawn to fund loan growth and net deposit outflows in recent months, had an average interest cost of only 0.13% during the first quarter of 2014, which is also a lower cost than certificates of deposit.

Also contributing to the improvement in net interest margin in the first quarter of 2014 compared to the same period in 2013 was a 54 basis point decline in the average cost of Bank Mutual’s certificates of deposit. Management anticipates that Bank Mutual’s cost of certificates of deposit will decline only modestly during the remainder of 2014, although there can be no assurances.

The favorable impact of the aforementioned developments on net interest income was partially offset by an $80.6 million or 3.7% decrease in average earning assets during the three months ended March 31, 2014, compared to the same period in 2013. Bank Mutual’s earning assets have declined in recent periods as it has used available cash flow to fund a net decrease in its liabilities, particularly its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $13,000 in the first quarter of 2014 compared to $891,000 in the same quarter last year. The decline in the provision for loan loss was due principally to an improvement in the general credit quality of Bank Mutual’s loan portfolio, as evidenced by a decrease in the overall level of Bank Mutual’s classified loans, as described later in this release. This improvement resulted in a decline in the portion of Bank Mutual’s allowance for loan loss that is determined primarily by internal risk ratings and the level of loans within each rating. General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets, although at a relatively slow pace. However, current conditions continue to be challenging for some borrowers. As such, there can be no assurances that classified loans and/or non-performing loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably from period to period.

Deposit-related fees and charges decreased by $61,000 or 2.1% during the three months ended March 31, 2014, compared to the same period in the prior year, respectively. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account services charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. In previous periods, Bank Mutual had reported ATM and debit card fees, merchant processing fees, and certain other items as a component of other income. Management attributes the decrease in deposit-related fees and charges during the first quarter of 2014 to changes in deposit customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments were partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors. Also contributing was increased revenue from a debit card reward program that Bank Mutual implemented in 2013.

2

Brokerage and insurance commissions were $688,000 during the first quarter of 2014, which was slightly lower than the same period in the previous year. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the 2013 quarter benefited from higher commission revenue from sales of equity-related investments, which management attributed to stronger equity markets in early 2013 compared to 2014. Substantially offsetting this development in the 2014 quarter was higher commission revenue from sales of tax-deferred annuities. In low interest rate environments customers are motivated to purchase tax-deferred annuities due to higher returns compared to deposit-related products, such as certificates of deposit.

Mortgage banking revenue, net, was $630,000 during the three months ended March 31, 2014, compared to $2.7 million in the same period of the previous year. The following table presents the components of mortgage banking revenue, net, for the periods indicated (in prior periods these components had been presented as separate line items in the consolidated statement of income):

	Three Months Ended March 31
	2014	2013
	(Dollars in thousands)
Gross loan servicing fees	$715	$715
Mortgage servicing rights amortization	(422)	(1,008)
Mortgage servicing rights valuation recovery	1	1,114
Loan servicing revenue, net	294	821
Gain on loan sales activities, net	336	1,861
Mortgage banking revenue, net	$630	$2,682

Loan servicing revenue, net, was $294,000 in the first quarter of 2014 compared to $821,000 in the same period in 2013. The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans beginning in early 2013 and continuing into 2014 resulted in lower future prepayment expectations on the loans underlying Bank Mutual’s MSRs, which resulted in a recovery of substantially all of the related valuation allowance in 2013. Higher rates also resulted in substantially lower MSR amortization in the 2014 quarter compared to the same quarter in 2013 due to a lower level of actual loan prepayments. As of March 31, 2014, Bank Mutual’s MSRs had a net book value of $8.4 million. As of the same date Bank Mutual serviced $1.13 billion in loans for third-party investors compared to $1.15 billion one year ago.

3

Gain on loan sales activities, net, was $336,000 in the first quarter of 2014 compared to $1.9 million in the same quarter last year. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the first three months of 2014 sales of these loans were $10.6 million or 89.8% lower than they were during the same period in 2013. Increases in market interest rates during 2013 and continuing into 2014 have resulted in lower originations and sales of fixed-rate, one- to four-family loans in recent periods. If market interest rates remain at their current level or trend higher, management anticipates that Bank Mutual’s gains on sales of loans will continue to be substantially lower in 2014 than they were in 2013.

Income from BOLI was $467,000 during the three months ended March 31, 2014, compared to $724,000 during the same period in 2013. Results in the first quarter of 2013 included a payout of excess death benefits under the terms of the insurance contracts. The first quarter of 2014 does not include any payouts related to excess death benefits.

Other non-interest income was $252,000 during the first quarter of 2014 compared to $416,000 during the same quarter in 2013. This decrease was due primarily to less revenue from the change in the fair value of investments held in trust for certain non-qualifying employee benefit plans, due to the effects of changes in market interest rates and equity markets.

Compensation-related expenses decreased by $1.2 million or 10.8% during the three months ended March 31, 2014, compared to the same period in 2013. This decrease was due primarily to lower costs related to Bank Mutual’s defined benefit pension plan, the benefits of which were frozen for most participants effective December 31, 2013. Also contributing to the decrease in this plan’s costs was an increase in the discount rate used to determine the present value of the pension obligation. Compensation-related expenses was also lower in the first quarter of 2014 because of a change in the manner in which employees earn vacation and other paid time off benefits beginning in 2014.

The favorable developments described in the preceding paragraph were partially offset by an increase in employer contributions to Bank Mutual’s defined contribution savings plan. This increase was intended to partially offset the effects of the changes that were made to the defined benefit pension plan, as previously described. Also offsetting the favorable developments described in the preceding paragraph was the impact of normal annual merit increases granted to most employees in the first quarter of 2014.

Occupancy and equipment expenses increased by $271,000 or 8.8% during the three months ended March 31, 2014, compared to the same period in the prior year. Most of this increase was caused by increased snow removal costs and utility expenses associated with harsh winter conditions in the first quarter of 2014 compared to the previous year.

Federal deposit insurance premiums were $374,000 during the first three months of 2014, which was $433,000 or 53.7% lower than the same period in 2013. This decrease was caused by improvements in Bank Mutual’s financial condition and operating results in recent periods. Under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, these improvements resulted in a lower insurance assessment rate for Bank Mutual. Contributing to a lesser degree was a lower level of average total assets in the first quarter of 2014 compared to 2013. The FDIC uses average total assets as the assessment base for determining the insurance premium.

4

Advertising and marketing-related expenses declined by $63,000 or 12.0% during the first quarter of 2014 compared to the same quarter in the previous year. At this time management expects advertising and marketing-related expenses for the full year of 2014 to be about 5% higher than they were in 2013. However, this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $361,000 during the three months ended March 31, 2014, compared to $1.1 million during the same period of last year. Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

Income tax expense was $2.4 million and $1.2 million during the first three months of 2014 and 2013, respectively. The 2014 period included a non-recurring charge of $518,000 (net of federal income tax benefit) that was related to a payment by Bank Mutual to the Wisconsin Department of Revenue (the “Department”). This payment settled a previously reported tax matter in which the Department disagreed with Bank Mutual’s position. Bank Mutual believes its position would have prevailed against any future legal proceedings or other actions that the Department might have brought against Bank Mutual, if any. However, Bank Mutual agreed to the payment to avoid future expected costs to defend its position in possible legal proceedings or other actions that the Department might have taken related to this matter. In exchange for the payment, the Department closed its examination related to this matter and declared all tax years prior to 2010 closed to future examination. Excluding this non-recurring charge, as well as the related federal tax benefit, Bank Mutual’s effective tax rates (“ETRs”) during the first quarters of 2014 and 2013 were 36.4% and 32.1%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from BOLI. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $28.3 million or 1.2% during the three months ended March 31, 2014. During this period Bank Mutual’s mortgage-related securities available-for-sale declined by $25.5 million and its total loans receivable declined by $6.7 million. Cash flow from these sources, as well as a $9.6 million seasonal increase in advance payments from borrowers for taxes and insurance, funded a $20.2 million decrease in Bank Mutual’s deposit liabilities and a $15.3 million decrease in overnight borrowings from the FHLB of Chicago, which are a component of borrowings. Bank Mutual’s total shareholders’ equity increased from $281.0 million at December 31, 2013, to $283.3 million at March 31, 2014.

5

Bank Mutual’s loans receivable decreased by $6.7 million or 0.4% during the three months ended March 31, 2014. During the first quarter of 2014 Bank Mutual’s total construction and development loans outstanding declined by $28.9 million or 14.5% due to the expected transition of certain borrowers from construction to permanent financing outside of Bank Mutual. This development was partially offset by a $15.3 million or 9.2% increase in commercial and industrial loans outstanding during the same period due to a combination of new business and increased line utilization by existing borrowers. Bank Mutual’s total loans outstanding have declined in the first quarter of each year during the past two years, but have finished each year higher than the previous year end. Total loans outstanding increased by $106.8 million or 7.6% in 2013 and by $82.6 million or 6.3% in 2012. Management also believes an overall increase in total loans is achievable for the full year in 2014. However, growth in total loans is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will occur in 2014 or that total loans will not decrease during the period.

Bank Mutual’s deposit liabilities decreased by $20.2 million or 1.1% during the three months ended March 31, 2014. Certificates of deposit declined by $34.8 million or 5.5% during the period while core deposits, consisting of checking, savings and money market accounts, increased by $14.6 million or 1.3%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, was customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future. If interest rates increase in the future, customer preference may shift from core deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which could have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity increased from $281.0 million at December 31, 2013, to $283.3 million at March 31, 2014. This increase was due primarily to net income during the period, partially offset by the payment of cash dividends of $0.03 per share to shareholders. The book value of Bank Mutual’s common stock was $6.09 per share at March 31, 2014, compared to $6.05 per share at December 31, 2013.

Bank Mutual’s ratio of shareholders’ equity to total assets was 12.22% at March 31, 2014, compared to 11.97% at December 31, 2013. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2013 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 17.82% and a Tier 1 capital ratio of 10.89%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

6

In 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules will become effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. At this time management does not expect these new rules to have a significant impact on the regulatory capital of Bank Mutual’s subsidiary bank, its financial condition, or its results of operations, although there can be no assurances. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

Bank Mutual’s non-performing loans were $11.2 million or 0.75% of loans receivable as of March 31, 2014, compared to $13.0 million or 0.86% of loans receivable as of December 31, 2013. Non-performing assets, which includes non-performing loans, were $18.0 million or 0.78% of total assets and $19.7 million or 0.84% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at March 31, 2014, management was closely monitoring $37.2 million in additional loans that were classified as “special mention” and $38.3 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $52.7 million and $36.1 million, respectively, as of December 31, 2013. As of March 31, 2014, most of the additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. The decrease in loans classified as “special mention” was due primarily to the downgrade of certain loans to “substandard” during the period. However, this development was largely offset by a number of other “substandard” loans that paid-off during the period or were upgraded due to the improved financial condition and operating results of the borrowers. In a number of the instances in which loans were downgraded from “special mention” to “substandard,” management believes the conditions that caused the downgrade are temporary, and that it is likely such loans will be upgraded in the future, rather than experience additional deterioration. However, there can be no assurances. Management does not believe any of these particular loans were impaired as of March 31, 2014.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $23.6 million or 1.57% of total loans at March 31, 2014, compared to $23.6 million or 1.56% of total loans at December 31, 2013. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 209.7% at March 31, 2014, compared to 181.6% at December 31, 2013. Management believes the allowance for loan losses at March 31, 2014, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

7

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could further affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2013 Annual Report on Form 10-K.

8

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	March 31	December 31
	2014	2013
ASSETS
Cash and due from banks	$27,675	$23,747
Interest-earning deposits	17,401	18,709
Cash and cash equivalents	45,076	42,456
Mortgage-related securities available-for-sale, at fair value	421,118	446,596
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $154,505 in 2014 and $153,223 in 2013)	154,966	155,505
Loans held-for-sale	4,276	1,798
Loans receivable (net of allowance for loan losses of $23,577 in 2014 and $23,565 in 2013)	1,502,271	1,508,996
Mortgage servicing rights, net	8,434	8,737
Other assets	182,866	183,261

Total assets	$2,319,007	$2,347,349

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,742,470	$1,762,682
Borrowings	229,596	244,900
Advance payments by borrowers for taxes and insurance	13,000	3,431
Other liabilities	46,843	52,414
Total liabilities	2,031,909	2,063,427
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2014 and 2013
Issued and outstanding - none in 2014 and 2013	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2014 and 2013
Issued - 78,783,849 shares in 2014 and 2013
Outstanding - 46,551,284 shares in 2014 and 46,438,284 in 2013	788	788
Additional paid-in capital	488,096	489,238
Retained earnings	152,831	151,384
Accumulated other comprehensive loss	(1,715)	(2,319)
Treasury stock - 32,232,565 shares in 2014 and 32,345,565 in 2013	(356,675)	(358,054)
Total shareholders' equity	283,325	281,037
Non-controlling interest in real estate partnership	3,773	2,885
Total equity including non-controlling interest	287,098	283,922

Total liabilities and equity	$2,319,007	$2,347,349

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2014	2013
Interest income:
Loans	$16,292	$16,208
Mortgage-related securities	3,356	3,927
Investment securities	22	13
Interest-earning deposits	3	27
Total interest income	19,673	20,175
Interest expense:
Deposits	1,363	2,765
Borrowings	1,163	1,225
Total interest expense	2,526	3,990
Net interest income	17,147	16,185
Provision for loan losses	13	891
Net interest income after provision for loan losses	17,134	15,294
Non-interest income:
Deposit-related fees and charges	2,858	2,919
Brokerage and insurance commissions	688	691
Mortgage banking revenue, net	630	2,682
Income from bank-owned life insurance ("BOLI")	467	724
Other non-interest income	252	416
Total non-interest income	4,895	7,432
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,859	11,053
Occupancy and equipment	3,350	3,079
Federal insurance premiums	374	807
Advertising and marketing	464	527
Losses and expenses on foreclosed real estate, net	361	1,132
Other non-interest expense	2,351	2,398
Total non-interest expense	16,759	18,996
Income before income tax expense	5,270	3,730
Income tax expense	2,438	1,199
Net income before non-controlling interest	2,832	2,531
Net loss attributable to non-controlling interest	12	14
Net income	$2,844	$2,545

Per share data:
Earnings per share-basic	$0.06	$0.05
Earnings per share-diluted	$0.06	$0.05
Cash dividends paid	$0.03	$0.02

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended
	March 31
Loan Originations and Sales	2014	2013
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$18,838	$11,851
Commercial real estate	6,913	4,137
Multi-family	8,188	11,683
Construction and development	3,950	21,107
Total commercial loans	37,889	48,778
Retail loans
One- to four-family first mortgages	15,027	17,150
Home equity	7,887	12,391
Other consumer	336	975
Total retail loans	23,250	30,516
Total loans originated for portfolio	$61,139	$79,294

Mortgage loans originated for sale	$13,043	$110,350

Mortgage loan sales	$10,637	$103,779

	March 31	December 31
Loan Portfolio Analysis	2014	2013
Commercial loans:
Commercial and industrial	$182,121	$166,788
Commercial real estate	272,236	276,547
Multi-family real estate	256,838	265,841
Construction and development loans:
Commercial real estate	22,967	27,815
Multi-family real estate	141,548	164,685
Land and land development	5,992	6,962
Total construction and development	170,507	199,462
Total commercial loans	881,702	908,638
Retail loans:
One- to four-family first mortgages
Permanent	453,339	449,230
Construction	40,486	40,968
Total one- to four-family first mortgages	493,825	490,198
Home equity loans:
Fixed term home equity	147,091	148,688
Home equity lines of credit	78,189	79,470
Total home equity loans	225,280	228,158
Other consumer loans:
Student	10,734	11,177
Other	12,523	12,942
Total consumer loans	23,257	24,119
Total retail loans	742,362	742,475
Gross loans receivable	1,624,064	1,651,113
Undisbursed loan proceeds	(97,282)	(117,439)
Allowance for loan losses	(23,577)	(23,565)
Deferred fees and costs, net	(934)	(1,113)
Total loans receivable, net	$1,502,271	$1,508,996

Loans serviced for others	$1,130,071	$1,148,109

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2014	2013
Non-accrual commercial loans:
Commercial and industrial	$231	$284
Commercial real estate	4,128	4,401
Multi-family	1,776	1,783
Construction and development	639	728
Total commercial loans	6,774	7,196
Non-accrual retail loans:
One- to four-family first mortgages	3,338	4,556
Home equity	549	676
Other consumer	85	104
Total non-accrual retail loans	3,972	5,336
Total non-accrual loans	10,746	12,532
Accruing loans delinquent 90 days or more	499	443
Total non-performing loans	11,245	12,975
Foreclosed real estate and repossessed assets	6,734	6,736
Total non-performing assets	$17,979	$19,711
Non-performing loans to loans receivable, net	0.75%	0.86%
Non-performing assets to total assets	0.78%	0.84%

	March 31	December 31
Special Mention and Substandard Loans	2014	2013
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$8,567	$9,171
Commercial real estate	59,841	56,589
Multi-family	11,050	11,614
Construction and development	2,308	18,109
Total commercial loans	81,766	95,483
Retail loans:
One- to four-family first mortgages	4,266	5,502
Home equity	549	676
Other consumer	85	104
Total retail loans	4,900	6,282
Total	$86,666	$101,765

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2014	2013
Balance at the beginning of the period	$23,565	$21,577
Provision for loan losses	13	891
Charge-offs:
Commercial and industrial	-	-
Commercial real estate	(30)	(111)
Multi-family	-	-
Construction and development	-	(6)
One- to four-family first mortgages	(210)	(553)
Home equity	(20)	(534)
Other consumer	(123)	(86)
Total charge-offs	(383)	(1,290)
Recoveries:
Commercial and industrial	-	-
Commercial real estate	100	187
Multi-family	-	-
Construction and development	142	-
One- to four-family first mortgages	129	75
Home equity	6	-
Other consumer	5	5
Total recoveries	382	267
Net charge-offs	(1)	(1,023)
Balance at end of period	$23,577	$21,445
Net charge-offs to average loans, annualized	0.00%	0.29%

	March 31	December 31
Allowance Ratios	2014	2013
Allowance for loan losses to non-performing loans	209.67%	181.62%
Allowance for loan losses to total loans	1.57%	1.56%

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2014	2013
Non-interest-bearing checking	$167,117	$161,638
Interest-bearing checking	241,359	245,923
Savings accounts	224,521	220,237
Money market accounts	510,425	501,020
Certificates of deposit	599,048	633,864
Total deposit liabilities	$1,742,470	$1,762,682

	Three Months Ended
	March 31
Selected Operating Ratios	2014	2013
Net interest margin (1)	3.27%	2.97%
Net interest rate spread	3.19%	2.87%
Return on average assets	0.49%	0.43%
Return on average shareholders' equity	4.03%	3.73%
Efficiency ratio (2)	76.03%	80.43%
Non-interest expense as a percent of average assets	2.88%	3.18%
Shareholders' equity to total assets at end of period	12.22%	11.45%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	Three Months Ended
	March 31
Other Information	2014	2013
Average earning assets	$2,099,821	$2,180,405
Average assets	2,326,688	2,392,095
Average interest bearing liabilities	1,811,837	1,927,374
Average shareholders' equity	282,316	273,010
Weighted average number of shares outstanding:
As used in basic earnings per share	46,281,445	46,215,641
As used in diluted earnings per share	46,590,495	46,331,914

	March 31	December 31
	2014	2013
Number of shares outstanding (net of treasury shares)	46,551,284	46,438,284
Book value per share	$6.09	$6.05

	March 31	December 31
Weighted Average Net Interest Rate Spread	2014	2013
Yield on loans	4.22%	4.30%
Yield on investments	2.33%	2.33%
Combined yield on loans and investments	3.70%	3.74%
Cost of deposits	0.30%	0.34%
Cost of borrowings	2.05%	1.93%
Total cost of funds	0.50%	0.54%
Interest rate spread	3.20%	3.20%

13